Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Liberty Interactive Corporation:

We consent to the incorporation by reference in the registration statement on this Amendment No. 1 to Form S-4 of our report dated February 26, 2015, with respect to the consolidated balance sheets of Liberty Interactive Corporation and subsidiaries (the Company) as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive earnings (loss), cash flows, and equity for each of the years in the three-year period ended December 31, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2014, which reports appear in the December 31, 2014 annual report on Form 10-K of the Company, and to the reference to our firm under the heading “Experts” in the Prospectus.

Our report dated February 26, 2015, on the effectiveness of internal control over financial reporting as of December 31, 2014, expresses our opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2014 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states a material weakness related to the design and operating effectiveness of information technology general controls over access to applications and data has been identified and included in management’s assessment.

/s/ KPMG LLP

Denver, Colorado
September 23, 2015